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                                                                     EXHIBIT 5.1

                                 June 22, 1998

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024

Re:  Alpharma Inc.
        Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as special counsel to Alpharma Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"), relating to resales of up to $88,320,000 aggregate principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2005 (the "Notes") and the 3,088,768 shares (as such number may be adjusted between the Company and First Union National Bank, as trustee ("the Trustee")) of Common Stock, par value $0.20 per share, of the Company (the "Common Stock") issuable upon conversion of the Notes in accordance with the Indenture. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

          1. An executed copy of the Registration Statement.

          2. An executed copy of the Indenture.

          3. Executed copies of the Notes, each dated as of March 30, 1998.

          4. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on March 23, 1998.

          5. The Amended and Restated Bylaws of the Company.

          6. Resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors of the Company on March 2, 1998, and resolutions
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Alpharma Inc.
June 22, 1998
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     adopted by the Pricing Committee of the Board of Directors on March 24,
     1998, relating to the offering of the Notes and arrangements in connection therewith.

          7. Copies of all certificates and other documents delivered at the closing of the purchase and sale of the Notes.

          For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representations of the Company and others.

          Our advise on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States of America, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

          Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we hereby advise you that in our opinion:

          1. The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2. The shares of Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

          Our opinion in paragraph 1 of this opinion letter is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. "General principles of equity" include but are not limited to: principles which limit the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another



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Alpharma Inc.
June 22, 1998
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remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. It is possible that some of the terms of the Notes and the Indenture may not prove enforceable against the Company for reasons other than those listed in this opinion letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations in this letter) such unenforceability would not in our opinion prevent the holders of the Notes from realizing the principal benefits purported to be provided by the Notes and the Indenture.

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities of "Blue Sky" laws of the various states to the Notes and the Common Stock issuable upon conversion of the Notes.

          This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York, the General Corporation Law of the State of Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

          We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

                              Very truly yours,

                              /s/ Kirkland & Ellis

                              KIRKLAND & ELLIS





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